Exhibit 10.1

EMPLOYMENT/CONSULTING AGREEMENT

This Employment/Consulting Agreement, dated May 21,2014,effective June 2,2014 is between First Columbia Gold, Inc. (FCGI) and E. Robert Gates, (ERG). Or an entity to which the obligations of this Employment/Consulting Agreement are assigned (MBC Services, Inc.). However, this Agreement may not be assigned without the express written consent of both Parties hereto.

FCGI desires to engage ERG as its President and Chief Executive Officer

ERG desires to accept such engagement under the terms and conditions contained in this Employment/Consulting Agreement;

The parties agree as follows, intending to be legally bound:

1. Agreement of Parties.  FCGI engages ERG, or its assignee, to perform the normal  duties of a Chief Executive Officer.

2. Term of Enzaaement, The term of this Engagement begins on the date of this Consulting Agreement and continues Five (5) years therefrom, and is automatically extended for one (l) year periods unless terminated in writing ninety (90) days prior to the end of this Employment/Consulting Agreement. If termination is properly communicated, this Employment/Consulting Agreement shall then terminate at the end of the current term. Additionally, this Employment/Consulting Agreement may be terminated for cause, defined as a breach of this Employment/Consulting Agreement or other valid impropriety, which has the effect of endangering fulfillment of this Employment/Consulting Agreement, with a thirty (30) day opportunity to cure.

3.Consideration.   ERG agrees to use its best efforts to fulfill the obligations of this Employment/Consulting Agreement.

Client agrees to payor transfer to ERG or MBC:

a)            Six Thousand dollars ($6,000.00) due upon the execution of this agreement and Six Thousand dollars ($6,000.00) on the first of the following month for the term of this agreement. In addition, the Six Thousand dollars ($6,000.00) will continue to be paid on the first day of each month for the duration of this agreement.

b)	In addition, 10,000,000 shares of non-dilutive issued and outstanding Common stock of

FCGI issued immediately upon the execution of this agreement.

c)	N/A

4. Expenses. Client agrees to pay all expenses of ERG, which relate to its activity on behalf of FCGI beginning on the date of this Employment/Consulting Agreement.
This includes, by way of example only, first class airfare, hotel, meals, travel costs, telephone, copy charges, cost of experts, such as attorneys and accountants, whose services are related to the business of Client, and other direct expenses. However,
Client may review and approve budgeted expenses and also retains the right to review and approve expenditures that exceed Five Thousand Dollars ($5,000), which are above budgeted, normal and ordinary expenses.

5. Beginning Date. This Employment/Consulting Agreement begins on the date of execution of this Employment/Consulting Agreement, unless otherwise agreed in writing. ERG will then participate in the analysis, communication, and negotiation of terms of any advertising media, partnership, joint venture, acquisition, or merger, or other project for all projects and targeted acquisitions disclosed to it.

6. Non-Circumvention. FCGI agrees not to circumvent (attempt to go around)
ERG and ERG won't circumvent FCGI. ERG is going to advise FCGI regarding certain business activities. FCGI agrees not to circumvent ERG by taking the plans and structure ERG discloses to another party, who maybe didn't know about ERG's plans or structure, but almost certainly will say, "That's a great structure. I can do it better or I'll do it for X thousands of dollars less" or other similar statements. ERG also doesn't want FCGI to sell its plans and structure without ERG's involvement and receipt of its fees. FeGI and ERG agree that all parties introduced by either party shall be covered by this non-Circumvention agreement.

7. Notices. All notices, consents, waivers and other communications under this

Consulting Agreement must be in writing and have been duly given (a) two business days following delivery by hand (with written confirmation receipt), (b) five business days following facsimile transmission (with written confirmation receipt) as long as a copy is mailed by registered or certified mail, return receipt requested, or (c) two business days following receipt by the addressee, if sent by a national overnight delivery service (receipt requested), in each case to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate):

E. Robert Gates
2220 Hickory Crest Drive
Memphis, Tennessee 38119

8. Jurisdiction and Venue; Service of Process. Any proceeding seeking to enforce any provision of, this Consulting Agreement may be brought in the courts of the State of

Tennessee, County of Shelby, or, in the United States District Court for the Western District of

Tennessee, and each party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such proceeding and waives any objection to venue. Process in any proceeding may be served on any party anywhere in the world.

9. Counterparts. This Employment/Consulting Agreement may be executed in one or more counterparts, each of which will be an original and all of which will be deemed to constitute one and the same. Additionally, this Employment/Consulting Agreement may be initially executed by means of Facsimile signatures between FCGI and ERG, with original
Employment/Consulting Agreement documents exchanged between FCGI and MBC. These
Facsimile signatures are deemed to be valid.

10.   Section Headings. The headings of sections in this Employment/Consulting
Agreement are provided for convenience only and do not affect its interpretation.

11. Waiver. The rights and remedies of the parties are cumulative and not alternative.

When one part of this Employment/Consulting Agreement is not enforced, that part may be enforced later. The fact that any part was not enforced previously does not waive the party's right to enforce later. Any party may waive any part of this Employment/Consulting Agreement in writing and all parties signing the waiver.

12. Exclusive Agreement and Modification. This Employment/Consulting Agreement

embodies all of the understandings of the parties. This Employment/Consulting Agreement may only be amended by a written agreement executed by FCGI and ERG.

13.           Governing Law.This Employment/Consulting Agreement is to be governed by the laws of the State of Tennessee.

The parties have signed and delivered this Employment/Consulting Agreement as of the above date.

First Columbia Gold, Inc.

By: /s/  Piero Sutti-Keyser
             Piero Sutti-Keyser

E. Robert Gates

By:  /s/  E. Robert Gates
               E. Robert Gates